EXHIBIT (a)(34)

FIRST SUPPLEMENT TO

BLOCKBUSTER INC.

OFFER TO EXCHANGE OUTSTANDING UNEXERCISED OPTIONS TO PURCHASE SHARES OF

BLOCKBUSTER INC. CLASS A COMMON STOCK

FOR

RESTRICTED SHARES OF BLOCKBUSTER INC. CLASS A COMMON STOCK

OR

RESTRICTED SHARE UNITS SETTLEABLE IN BLOCKBUSTER INC. CLASS A COMMON STOCK

OR

CASH

This First Supplement to the Offer to Exchange Outstanding Unexercised Options to Purchase Shares of Blockbuster Inc. Class A Common Stock for Restricted Shares of Blockbuster Inc. Class A Common Stock or Restricted Share Units Settleable in Blockbuster Inc. Class A Common Stock or Cash, dated November 9, 2004, amends and supplements the disclosure in (a) the Summary Term Sheet of the Offer to Exchange, regarding the effect of applicable laws in non-U.S. jurisdictions, (b) Section 2 of the Offer to Exchange, entitled “Purpose of this Offer,” regarding our plans or proposals that relate to or would result in an extraordinary transaction, such as a merger, (c) Section 9 of the Offer to Exchange, entitled “Information Concerning Blockbuster Inc.,” regarding financial information, and (d) Section 18 of the Offer to Exchange, entitled “Miscellaneous,” regarding forward-looking statements. Blockbuster Inc. is referred to as “we,” “us,” or “Blockbuster” in this First Supplement. You should read this First Supplement together with the Offer to Exchange.

Effect of Applicable Laws in Non-U.S. Jurisdictions

Applicable laws of some non-U.S. jurisdictions may require us to provide different rights to terminated employees than are stated in the Offer to Exchange. If any such law applies, including, for example, any law limiting our ability to return a terminated employee’s tendered options, then we intend to comply with it.

Plans or Proposals Regarding an Extraordinary Transaction

On November 11, 2004 and December 1, 2004, we issued press releases confirming our expression of interest in acquiring Hollywood Entertainment Corporation (“Hollywood”). Our expression of interest has been communicated to Hollywood but has not yet resulted in a substantive discussion regarding the terms of a potential transaction. We anticipate that any such acquisition of Hollywood would take the form of an all cash tender offer of at least $11.50 per share of Hollywood common stock and, possibly, the assumption of Hollywood’s debt. Our announced proposal of November 11, 2004 represented a 17% premium over the closing price of Hollywood common stock on November 10, 2004, the date prior to the initial announcement of our expression of interest. It also represented a 12% premium over the value of Hollywood’s previously announced merger agreement with Leonard Green & Partners, a buyout firm. If we were to commence a tender offer on these terms, the total value of the transaction including Hollywood’s debt, would be approximately $1 billion. Our press release of December 1, 2004 confirmed our willingness to increase the per share price for Hollywood, subject to our receipt and review of confirmatory information from Hollywood and Hollywood’s elimination of a standstill requirement currently preventing delivery of the information. Should we commence the proposed transaction, we intend to obtain any necessary financing and to seek necessary regulatory approvals.

Summary Financial Information

The following table sets forth certain summary consolidated audited and unaudited historical financial information about us. The historical financial information for the years ended December 31, 2003 and 2002 has been summarized from our audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2003, with certain reclassifications made to conform with the 2004 presentation. The historical financial information for the nine months ended September 30, 2004 and 2003 has been summarized from our unaudited consolidated financial statements as set out in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004. You should read the following summary historical financial information together with such audited and unaudited consolidated financial statements and the related notes thereto as well as the sections of those reports entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations. See Section 17 of the Offer to Exchange for instructions on how you can obtain copies of our SEC reports that contain the audited consolidated financial statements and unaudited consolidated financial data we have summarized below.

	Year Ended December 31,		Nine Months Ended September 30,
(dollars in millions, except per share amounts)	2002	2003	2003	2004
Statement of Operations Data:
Total revenues	$5,565.9	$5,911.7	$4,294.5	$4,334.3
Gross profit	$3,207.2	$3,521.9	$2,598.9	$2,656.8
Income (loss) before cumulative effect of change in accounting principle	$189.4	$(979.5)	$209.8	$(1,257.0)
Net income (loss)	$(1,627.6)	$(983.9)	$205.4	$(1,257.0)

Basic earnings (loss) per common share:
Income (loss) before cumulative effect of change in accounting principle	$1.06	$(5.44)	$1.17	$(6.94)
Net income (loss)	$(9.11)	$(5.46)	$1.14	$(6.94)

Diluted earnings (loss) per common share:
Income (loss) before cumulative effect of change in accounting principle	$1.04	$(5.44)	$1.16	$(6.94)
Net income (loss)	$(8.96)	$(5.46)	$1.14	$(6.94)

Balance sheet data:
Current assets	$958.9	$960.3	$889.3	$945.8
Non-current assets	$5,276.6	$3,890.2	$5,163.6	$2,467.7
Current liabilities	$1,469.3	$1,323.4	$1,310.4	$1,095.0
Non-current liabilities	$599.2	$277.8	$330.6	$1,230.6
Total stockholders’ equity	$4,167.0	$3,249.3	$4,411.9	$1,087.9

Book value per share	$23.20	$17.96	$24.40	$6.01

Ratio of Earnings to Fixed Charges

Earnings:
Income (loss) before equity in loss of affiliated companies, income taxes, and cumulative effect of change in accounting principle	$294.6	$(875.6)	$330.6	$(1,303.4)
Fixed charges	229.5	223.5	168.4	170.7

Total earnings	$524.1	$(652.1)	$499.0	$(1,132.7)

Fixed Charges:
Interest expense including amortization of debt costs	$49.5	$33.1	$27.4	$18.3
Interest element of rentals	180.0	190.4	141.0	152.4

Total fixed charges	$229.5	$223.5	$168.4	$170.7

Ratio of earnings to fixed charges	2.3	— *	3.0	— *

*Earnings were insufficient to cover fixed charges by $875.6 million for the year ended December 31, 2003 and $1,303.4 million for the nine months ended September 30, 2004. As a result of such deficiencies, the ratios are not presented above.

Disclosure Regarding Forward-Looking Statements

This First Supplement contains both historical and forward-looking statements relating to Blockbuster’s expression of interest in acquiring Hollywood. Specific forward-looking statements relate to the anticipated form of a transaction to acquire Hollywood, certain proposed terms of a potential transaction including the acquisition price of the transaction and the possible commencement of a tender offer on those terms. The forward-looking statements are based on Blockbuster’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. In addition, some factors are beyond Blockbuster’s control. Factors that could cause actual results to differ materially from the statements made in this First Supplement include, among others: (i) the ability of Blockbuster and Hollywood to agree upon the terms of a confidentiality agreement; (ii) Blockbuster’s receipt and review of requested confirmatory information; (iii) the execution of a definitive acquisition agreement or commencement and completion of a tender offer; (iv) Blockbuster’s and Hollywood’s ability to receive all necessary approvals, including any necessary governmental or regulatory approvals and the approval of the respective Board’s of Directors and stockholders, if applicable; (v) changes to Blockbuster’s strategy, business plan and pricing model, including its plans regarding use of capital and any related impact on Blockbuster’s offer price; (vi) consumer demand for Blockbuster’s planned product and service offerings; (vii) the variability in consumer appeal of the movie titles and games software released for rental and sale; (viii) Blockbuster’s ability to respond to changing consumer preferences and to effectively adjust its product mix, service offerings and marketing and merchandising initiatives; (ix) Blockbuster’s ability to timely implement and maintain the necessary information technology systems and infrastructure to support shifts in consumer preferences and any corresponding changes to Blockbuster’s operating model, including changes related to the proposed transaction; (x) the extent and timing of Blockbuster’s continued investment of incremental operating expenses and capital expenditures to continue to develop and implement its initiatives; (xi) vendor determinations relating to pricing and distribution of their product and Blockbuster’s ability to reach agreements with service, product and content providers on acceptable commercial terms; and (xii) other factors as described in Blockbuster’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Cautionary Statements” in Blockbuster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and discussed under the heading “Disclosure Regarding Forward-Looking Information” in Blockbuster’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004.

THIS FIRST SUPPLEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. A SOLICITATION OR OFFER TO BUY HOLLYWOOD’S COMMON STOCK MAY BE MADE, IF AT ALL, PURSUANT TO A TENDER OFFER STATEMENT, AN OFFER TO PURCHASE AND RELATED MATERIALS. HOLLYWOOD SHAREHOLDERS SHOULD READ THE TENDER OFFER STATEMENT, THE OFFER TO PURCHASE AND ANY RELATED MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF ANY OFFER. HOLLYWOOD SHAREHOLDERS WILL BE ABLE TO OBTAIN THE TENDER OFFER STATEMENT, THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO ANY TENDER OFFER, IF APPLICABLE, FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM BLOCKBUSTER INC. AT WWW.BLOCKBUSTER.COM.

IF A DEFINITIVE AGREEMENT WITH HOLLYWOOD IS SIGNED, HOLLYWOOD SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. IF A DEFINITIVE AGREEMENT IS SIGNED, HOLLYWOOD SHAREHOLDERS WILL BE ABLE TO OBTAIN A COPY OF THE PROXY STATEMENT, AS WELL AS OTHER FILINGS CONTAINING INFORMATION ABOUT THE PARTIES, FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM HOLLYWOOD ENTERTAINMENT CORPORATION AT WWW.HOLLYWOODVIDEO.COM.

BLOCKBUSTER INC.

December 1, 2004